Exhibit 10.1

Fiscal 2015 Executive Incentive Plan. On June 23, 2015, the Compensation Committee of the Board of Directors of American Superconductor Corporation (the “Committee”) and the Board of Directors of American Superconductor Corporation (the “Company”) approved an executive incentive plan for the Company’s fiscal year ending March 31, 2016 (“fiscal 2015”). Participants in the plan include the Company’s chief executive officer and all other executive officers. Pursuant to the plan, the Committee designated for each executive officer a target cash incentive amount, expressed as a percentage of the officer’s base salary. The Committee is responsible for determining the payout under the plan to each executive officer except the chief executive officer. The Board of Directors of the Company determines the payout under the plan for the chief executive officer, taking into account the recommendation of the Committee.

The amount of the incentive award actually paid to each executive officer may be less than or greater than the executive’s target cash incentive, with the amount capped at 200% of the target incentive. For each executive officer, individual incentive awards will be determined following the end of fiscal 2015 based on the following factors and their corresponding weightings:

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the Company’s net loss before stock-based compensation, amortization of acquisition-related intangibles, restructuring and impairment charges, consumption of zero cost-basis inventory, non-cash interest expense, change in fair value of derivatives and warrants, and other unusual charges, net of any tax effects related to these items for fiscal 2015 as compared to the established target – 40%

•	the executive’s achievement of other financial objectives relating to ending cash balance, revenues, operating expenses and orders during fiscal 2015 as compared to the established target – 40%

•	the executive’s individual and overall contribution during fiscal 2015 towards the achievement of the Company’s financial and non-financial objectives (subjective performance measure) – 20%

The following table sets forth each executive officer’s target cash incentive for fiscal 2015:

Executive Officer	Title	Target Incentive as % of Base Salary	Target Incentive

Daniel P. McGahn	President and Chief Executive Officer	100%	$500,000

David A. Henry	Executive Vice President, Chief Financial Officer and Treasurer	60%	$187,200

James F. Maguire	Executive Vice President, Operations	75%	$221,250